     As filed with the Securities and Exchange Commission on May 8, 1996
                                                Registration No. 333-
- --------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549

                                    Form S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                            THE B.F.GOODRICH COMPANY
                            ------------------------
               (Exact name of issuer as specified in its charter)

NEW YORK                                                   34-0252680
- -------------------------------------         -------------------------------
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                             Identification No.)


3925 Embassy Parkway, Akron, Ohio                          44333-1799
- --------------------------------------------          -----------------------
(Address of Principal Executive Offices)                   (Zip Code)


                   THE B.F.GOODRICH COMPANY STOCK OPTION PLAN
                   ------------------------------------------
                            (Full title of the plan)

  Nicholas J. Calise, Vice President, Associate General Counsel, and Secretary
                            The B.F.Goodrich Company
                              3925 Embassy Parkway
                             Akron, Ohio 44333-1799
                 -------------------------------------------
                   (Name and address of agent for service)

                                (330) 374-3985
       -------------------------------------------------------------
       (Telephone number, including area code, of agent for service)


                        CALCULATION OF REGISTRATION FEE

                                Proposed         Proposed
Title of                        maximum          maximum
securities    Amount            offering         aggregate   Amount of
to be         to be             price            offering    registration
registered    registered        per share        price       fee
- ------------  ----------------  ------------    ------------ -------------
Common Stock  3,200,000 shares  $ 39.3125 *     $125,800,000 $ 43,379.36


In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

* Estimated solely for the purpose of determining the registration fee based on the price of the Common Stock under the consolidated reporting system for May 2, 1996.

PART II  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


                  DOCUMENTS INCORPORATED BY REFERENCE (ITEM 3)


The following documents of The B.F.Goodrich Company (or the "Company") filed with the Commission (File No. 1-892) pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act") are incorporated herein by reference:

  (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

  (b) All reports and other documents subsequently filed by the Company and the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

  (c) The descriptions of the Company's Common Stock which are contained in the Company's registration statement filed under Section 12 of the 1934 Act, including any amendment or reports filed for the purpose of updating such descriptions.

                        VALIDITY OF SECURITIES (ITEM 5)
                        -------------------------------

The validity of the securities offered hereby will be passed upon for the Company by Nicholas J. Calise, Vice President, Associate General Counsel and Secretary of the Company. As of April 25, 1996, Mr. Calise owned approximately 8,590 shares of the Company's Common Stock; held 4,000 Restricted Shares and 12,200 Performance Shares under the Company's Stock Option Plan, all of which are subject to forfeiture; held options to purchase 76,000 shares of Common Stock; and had credited to his account in the Company's Retirement Plus Savings Plan approximately 4,023 shares of Common Stock.

               INDEMNIFICATION OF DIRECTORS AND OFFICERS (ITEM 6)
               --------------------------------------------------

Under the Company's Restated Certificate of Incorporation no member of the Board of Directors shall have any personal liability to the Company or its shareholders for damages for any breach of duty in such capacity, provided that such liability shall not be limited if a judgment or other final adjudication adverse to the Director establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that the Director personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or that the Director's acts violated section 719 of the New York Business Corporation Law ("B.C.L.") (generally relating to the improper declaration of dividends, improper purchases of shares, improper distribution of assets after dissolution, or making any improper loans to directors contrary to specified statutory provisions). Reference is made to Article TWELFTH of the Company's Restated Certificate of Incorporation filed as Exhibit 3(a) to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1988.

Under the Company's By-Laws, any person made, or threatened to be made, a party to an action or proceeding by reason of the fact that he, his testator or intestate is or was a director or officer of the Company or served any other corporation in any capacity at the request of the Company shall be indemnified by the Company to the extent and in a manner permissible under the laws of the State of New York.

In addition, the Company's By-Laws provide indemnification for directors and officers where they are acting on behalf of the Company where the final judgment does not establish that the director or officer acted in bad faith or was deliberately dishonest, or gained a financial profit or other advantage to which he was not legally entitled. The By-Laws provide that the indemnification rights shall be deemed to be "contract rights" and continue after a person ceases to be a director or officer or after rescission or modification of the By-Laws with respect to prior occurring events. They also provide directors and officers with the benefit of any additional indemnification which may be permitted by later amendment to the B.C.L. The By-Laws further provide for advancement of expenses and specify procedures in seeking and obtaining indemnification. Reference is made to Article VI of the Company's By-Laws filed as Exhibit 3(b) to the Company's Annual Report on Form 10-K for the year ended December 31, 1990.

The Company has insurance to indemnify its directors and officers, within the limits of the Company's insurance policies, for those liabilities in respect of which such indemnification insurance is permitted under the laws of the State of New York.

Reference is made to Sections 721-726 of the B.C.L., which are summarized below.

Section 721 of the B.C.L. provides that indemnification pursuant to B.C.L. shall not be deemed exclusive of other indemnification rights to which a director or officer may be entitled, provided that no indemnification may be made if a judgment or other final adjudication adverse to the director or officer establishes that (i) his acts were committed in bad faith or were the result of active and deliberate dishonesty, and, in either case, were material to the cause of action so adjudicated, or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Section 722(a) of the B.C.L. provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any civil or criminal action, other than a derivative action, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful. With respect to derivative actions, Section 722(c) of the B.C.L. provides that a director or officer may be indemnified only against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense or settlement of such action, or any appeal therein, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation and that no indemnification shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and to the extent an appropriate court determines that the person is fairly and reasonably entitled to partial or full indemnification.

Section 723 of the B.C.L. specifies the manner in which payment of such indemnification may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification may be made by the corporation only if authorized by any of the corporate actions set forth in such Section 723 (unless the corporation has provided for indemnification in some other manner as otherwise permitted by Section 721 of the B.C.L.).

Section 724 of the B.C.L. provides that upon proper application by a director or officer, indemnification shall be awarded by a court to the extent authorized under Sections 722 and 723 of the B.C.L. Section 725 of the B.C.L. contains certain other miscellaneous provisions affecting the indemnification of directors and officers, including provision for the return of amounts paid as indemnification if any such person is ultimately found not to be entitled thereto.

Section 726 of the B.C.L. authorizes the purchase and maintenance of insurance to indemnify (1) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the above sections, (2) directors and officers in instances in which they may be indemnified by a corporation under such sections, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such sections, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

                               EXHIBITS (ITEM 8)


The following exhibits are filed as part of this Registration Statement:

  4a)  Rights Agreement between The B.F.Goodrich Company and Morgan
       Shareholder Services Trust Company, as Rights Agent, dated as of July 20, 1987 and amended and restated as of December 7, 1987 which includes as Exhibit A thereto, the form of Designation, Preferences and Rights of Cumulative Participating Preferred Stock, Series E; as Exhibit B thereto, the Form of Rights Certificate; as Exhibit C thereto, the Summary of Rights to Purchase Preferred Stock; and the Supplement to the Summary of Rights to Purchase Preferred Stock. This exhibit was filed with the same designation as an exhibit to the Company's Form 10-K Annual Report for the year ended December 31, 1987, and is incorporated herein by reference. Agreement dated as of August 1, 1989, substituting The Bank of New York as Rights Agent and Agreement dated as of August 1, 1989 with The Bank of New York amending the Rights Agreement. This exhibit was filed with the same designation as an exhibit to the Company's Form 10-K Annual Report for the year ended December 31, 1989, and is incorporated herein by reference.

  5) Opinion of Nicholas J. Calise, Esquire, Vice President, Associate General Counsel and Secretary of the Company, as to the legality of the Common Stock being registered.

  23a) Consent of Ernst & Young LLP, independent auditors.

  23b) Consent of Nicholas J. Calise, Esquire (contained in his opinion filed as Exhibit 5).

  24)  Power of Attorney.

                             UNDERTAKINGS (ITEM 9)
                             ---------------------


The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Akron, State of Ohio, on May 8, 1996.


                                           THE B.F.GOODRICH COMPANY



                                           By /s/ N. J. Calise
                                             ---------------------------------
                                             Nicholas J. Calise
                                             Vice President, Associate
                                             General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on May 8, 1996 by the following persons in the capacities indicated.




Jeanette Grasselli Brown   *                David L. Burner     *
- ------------------------------------        ---------------------------------
(Jeanette Grasselli Brown)                  David L. Burner
Director                                    President and Director



George A. Davidson, Jr.   *
- -------------------------------------       ---------------------------------
(George A. Davidson)                       (James J. Glasser)
Director                                   Director



Thomas H. O'Leary    *                     John D. Ong      *
- ------------------------------------       ---------------------------------
(Thomas H. O'Leary)                        (John D. Ong)
Director                                   Chairman of the Board, Chief
                                           Executive Officer and Director
                                           (Principal Executive Officer)

Richard de J. Osborne    *                 Joseph A. Pichler     *
- ------------------------------------       ---------------------------------
(Richard de J. Osborne)                    (Joseph A. Pichler)
Director                                   Director



Alfred M. Rankin, Jr.     *                Steven G. Rolls    *
- ------------------------------------       ---------------------------------
(Alfred M. Rankin, Jr.)                    (Steven G. Rolls)
Director                                   Vice President and Controller
                                           (Principal Accounting Officer)



Ian M. Ross      *                         D. Lee Tobler     *
- ------------------------------------       ---------------------------------
(Ian M. Ross)                              (D. Lee Tobler)
Director                                   Executive Vice President and Director
                                           (Principal Financial Officer)



William L. Wallace     *                   A. Thomas Young    *
- ------------------------------------       ---------------------------------
(William L. Wallace)                       (A. Thomas Young)
Director                                   Director



*The undersigned, as attorney-in-fact, does hereby sign this Registration Statement on behalf of each of the officers and directors indicated above.



/s/ Nicholas J. Calise
- ---------------------------------
Nicholas J. Calise


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on behalf of The B.F.Goodrich Company Stock Option Plan by the undersigned, thereunto duly authorized, in the City of Akron, State of Ohio, on the 8th day of May, 1996.

THE B.F.GOODRICH COMPANY STOCK OPTION PLAN

By:  /s/ Nicholas J. Calise
   --------------------------------------
   Nicholas J. Calise, Vice President,
   Associate General Counsel, and
   Secretary, The B.F.Goodrich Company

                                 EXHIBITS INDEX



EXHIBIT
- -------
NO.
- ---
4a)* Rights Agreement between The B.F.Goodrich Company and Morgan
     Shareholder Services Trust Company, as Rights
     Agent, dated as of July 20, 1987 and amended and restated
     as of December 7, 1987 which includes as Exhibit A thereto, the form of Designation, Preferences and Rights of Cumulative
     Participating Preferred Stock, Series E; as Exhibit B thereto, the Form of Rights Certificate; as Exhibit C thereto, the
     Summary of Rights to Purchase Preferred Stock; and the
     Supplement to the Summary of Rights to Purchase Preferred
     Stock.  This exhibit was filed with the same designation as an exhibit to the Company's Form 10-K Annual Report for the year ended December 31, 1987, and is incorporated herein by
     reference.  Agreement dated as of August 1, 1989,
     substituting The Bank of New York as Rights Agent and
     Agreement dated as of August 1, 1989 with The Bank of New
     York amending the Rights Agreement.  This exhibit was filed with the same designation as an exhibit to the Company's
     Form 10-K Annual Report for the year ended December 31, 1989, and is incorporated herein by reference.

5)   Opinion of Nicholas J. Calise, Esquire, Vice
     President, Associate General Counsel and Secretary of the
     Company, as to the legality of the Common Stock being registered.

23a) Consent of Ernst & Young LLP, independent auditors.

23b) Consent of Nicholas J. Calise, Esquire
     (contained in his opinion filed as Exhibit 5).

24)  Power of Attorney.


*This exhibit is not specifically filed with this Registration Statement on Form S-8, but has been incorporated by reference from documents previously filed with the Commission.